EXHIBIT 11

                    RAMSAY HEALTH CARE, INC. AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE


                                                Year Ended June 30
                                       1996             1995           1994

Primary
   Weighted average common
    shares outstanding .........      7,929,071       7,743,314       7,738,422
   Class A convertible
    preferred stock ............           ---*            ---*          22,910
   Class B convertible
    preferred stock,
    Series C ...................           ---*            ---*       1,424,860
   Net effect of dilutive
    stock options and
    warrants--based on the
    treasury stock method
    using average market
    price ......................           ---*            ---*         454,911
          Total ................      7,929,071       7,743,314       9,641,103

   Income (loss) before
    extraordinary items ........   $(16,481,000)   $(17,045,000)   $  1,477,000
   Extraordinary items .........            ---        (257,000)       (155,000)
   Net income (loss) ...........   $(16,481,000)   $(17,302,000)   $  1,322,000


   Per share amounts:
     Income (loss) before
      extraordinary items ......         $(2.12)         $(2.25)          $0.15
     Extraordinary items .......             --           (0.03)          (0.01)
     Net income (loss) .........         $(2.12)         $(2.28)          $0.14

Fully diluted
   Weighted average common
    shares outstanding .........      7,929,071       7,793,542       7,738,422
   Class A convertible
    preferred stock ............           ---*            ---*          22,910
   Class B convertible
    preferred stock,
    Series C ...................           ---*            ---*       1,424,860
   Net effect of dilutive
    stock options and
    warrants--based on the
    treasury stock method
    using the year-end
    market price, if
    higher than average
    market price ...............           ---*            ---*         492,793
        Total ..................      7,929,071       7,793,542       9,678,985

   Income (loss) before
    extraordinary items ........   $(16,481,000)   $(17,045,000)   $  1,477,000
   Extraordinary items .........            ---        (257,000)       (155,000)
   Net income (loss) ...........   $(16,481,000)   $(17,302,000)   $  1,322,000

   Per share amounts:
     Income (loss) before
      extraordinary items ......         $(2.12)         $(2.24)          $0.15
     Extraordinary items .......            ---           (0.03)          (0.01)
     Net income (loss) .........         $(2.12)         $(2.27)         $ 0.14


*  Common stock equivalents not considered given loss reported for the year.